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                                                                    Exhibit 10.2




               License Agreement between Torchmark Holdings, Ltd.
                        and Registrant dated ____, 1999














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                        LICENSE & DISTRIBUTION AGREEMENT

This License & Distribution Agreement (the "Agreement") is entered into and effective as of March 17, 1999 (the "Effective Date") by and between TORCHMARK HOLDINGS, a Turks and Caicos B.W.I. corporation with its principal place of business at Box 303, 164 Richmond Hills, Providenciales, Turks and Caicos Islands B. W. I. ("Torchmark"), and DICOM IMAGING SYSTEMS, INC., a Nevada corporation ("Dicom").

WHEREAS Torchmark has secured rights to image archiving and retrieval software for use in dental diagnostic procedures and for other applications;

WHEREAS Dicom desires to secure from Torchmark, and Torchmark desires that Dicom have, the right to use and distribute certain Torchmark technologies pursuant to the terms and conditions of this Agreement; and

WHEREAS, Torchmark and Dicom have executed that certain Capital Contribution Agreement dated the date hereof (the "Contribution Agreement") which is conditioned on the execution and delivery of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

         1.1 "Software" means Torchmark's imaging archiving and retrieval software program as described in EXHIBIT A, and any updates, modules or plug-ins developed by Torchmark for the software and provided by Torchmark throughout the term of this Agreement.

         1.2 "Field of Dentistry" means the general practice of dentistry and related subspecialties, including endodontics, periodontics, dental implant procedures, oral surgery, oral medicine, orthodontics, pediatric dentistry, and prosthodontics by dental professionals.

         1.3 "Field of Medicine" means the general practice of medicine and related specialties and subspecialties, including but not limited to surgery, internal medicine, family practice, emergency medicine, obstetrics and gynecology, orthopedics, oncology, psychiatry, podiatry, pharmacology, pharmacy and pediatrics by health care professionals outside of the Field of Dentistry.




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2. CONDITIONS

The obligations of each party under this Agreement are dependent upon and contingent to the fulfillment of the following condition:

         2.1 EQUITY. The grant of the License is conditioned on, and subject to, Dicom raising a minimum of $1,000,000 in equity through the sale of common stock on or prior to June 1, 1999 (the "Private Placement"). If the Private Placement has not been consummated by this date, then, at Torchmark's sole option, Torchmark may terminate this Agreement.

         2.2 ESCROW INSTRUCTIONS. Reference is made to that certain Letter Agreement of Escrow of even date herewith and attached as hereto as Exhibit C, which requires disbursement of the equity proceeds referred to in Section 2.1 of this Agreement in accordance with the budget contained in the Confidential Business Plan as identified in the Letter Agreement of Escrow. In the event that there is a material breach of Section 2 or 3 of the Letter Agreement of Escrow, Torchmark may terminate this Agreement at Torchmark's sole option.

3. RIGHTS

         3.1 EXCLUSIVE DISTRIBUTION LICENSE. Subject to the restrictions in this
Section 3 and solely for the purpose of distributing the Software to end users in the Field of Dentistry, Torchmark hereby grants to Dicom an exclusive, transferable, limited, royalty-free, fully paid up, worldwide right and license to: reproduce, publish, license, transmit or otherwise distribute to third parties, object code versions of the Software, on any storage medium.

         3.2 END USER LICENSE AGREEMENTS. Torchmark will provide the Software to Dicom with Torchmark's form of end user license agreement ("EULA") for the Software and Dicom agrees that it will not modify or remove the EULA. Dicom will distribute the EULA with every copy of the Software in a manner in which the end user is aware of the EULA and agrees to its terms.

         3.3 PROPRIETARY NOTICES. Dicom will not alter or remove any copyright or trademark notices contained in the Software.

         3.4 OWNERSHIP. Torchmark reserves and retains all right, title and interest in Torchmark Confidential Information and to the Software, and any related patents, copyrights, and trademarks not expressly covered by this Agreement. Dicom retains all right, title and interest in Dicom Confidential Information.

         3.5 RIGHT TO SUE FOR INFRINGEMENT. Torchmark reserves the right, at its sole discretion, to sue third parties for infringing the copyright or any other intellectual property rights in the Software.



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4. SUPPORT

         4.1 DELIVERY OF UPDATES. Torchmark will provide to Dicom any updates, modules or plug-ins that Torchmark or its agents may develop during the term of this Agreement, that are designed to enhance the functionality of the Software licensed under Section 2.1. Any such updates, modules or plug-ins shall be delivered within fifteen (15) days of their completion by Torchmark and shall be subject to the terms and conditions of this Agreement in the same manner as was the original Software.

         4.2 NO ADDITIONAL SUPPORT. Except for the updates provided to Dicom pursuant to Section 4.1, Torchmark is not responsible for providing product or technical support for the Software to end users or to Dicom.

5. RIGHT OF FIRST REFUSAL

         5.1 Dicom acknowledges that its rights under this Agreement extend only to marketing and distributing the Software in the Field of Dentistry, and do not extend to other existing or potential fields, industries, or other applications of the Software.

         5.2 MEDICAL LICENSE OPTION. If, at any time during the term of this Agreement, Torchmark desires to license a non-dental version of the Software for the Field of Medicine, then Torchmark must offer to Dicom a license for that field under terms consistent with this Section 5. Torchmark may not tender a Medical License Offer to Dicom until a period of 90 days has elapsed from the date of this Agreement. In such a case, Torchmark will give a written notice (the "Torchmark Medical Notice") to Dicom advising them that Torchmark is willing and able to grant such license (the "Medical License Offer"). Dicom has a non-assignable, exclusive option to accept the Medical License Offer for payment of $250,000.

         5.3 FAILURE TO EXERCISE MEDICAL LICENSE OPTION. Dicom must give notice to Torchmark of Dicom's desire to pursue the Medical License Offer within 30 days after Dicom's receipt of the Torchmark Medical Notice. A license agreement between Dicom and Torchmark under this option must be executed no later than 75 days after Dicom's receipt of the Torchmark Medical Notice, unless this 75 day deadline is otherwise extended by the mutual agreement of the parties. Dicom must notify Torchmark within 30 days of Dicom's receipt of the Medical License Offer.

         5.4 NON-MEDICAL OPTION. If, at any time during the term of this Agreement, Torchmark desires to license a non-dental version of the Software to a third party for fields other than the Field of Dentistry or the Field of Medicine, then Torchmark must first offer to Dicom a license for that field under terms consistent with this Section 5. Torchmark may not tender a License Offer to Dicom until a period of 90 days has elapsed from the date of this Agreement. In such a case, Torchmark will give a written notice (the "Torchmark Notice") to Dicom advising them of the price and terms on which Torchmark is willing to grant such license (the "License Offer"). Dicom has a non-assignable first option to accept the License Offer. The purchase price of such license shall be negotiated between the parties.

         5.5 EXERCISE OF OPTION. Dicom must give notice to Torchmark of Dicom's desire to pursue the License Offer within 30 days after Dicom's receipt of the Torchmark Notice. A license agreement between Dicom and Torchmark under this option must be executed no later than 75 days after Dicom's receipt of the Torchmark Notice, unless this 75 day deadline is otherwise extended by the mutual agreement of the parties.

         5.6 FAILURE TO EXERCISE OPTION. If Dicom does not notify Torchmark in accordance with Section 5.4, or if a license agreement between the parties is not executed within the time limit provided for in Section 5.5, then Torchmark is free to enter into a license with any other party upon the fulfillment of both of the following conditions (i) the price and terms are no more favorable to the licensee than those contained in the License Offer, and (ii) such license is executed within 180 days (or longer, but only so long as required for regulatory review or approval of the transaction) after Dicom's receipt of the Torchmark Notice.



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6. CONFIDENTIALITY

         6.1 Each party expressly undertakes to retain in confidence and to require its distributors, resellers and all other contractors to retain in confidence all information and know-how transmitted to such party that the disclosing party has identified as being proprietary and/or confidential or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential. Without limiting the foregoing, all terms and conditions of this Agreement shall be considered confidential and shall not be disclosed (except to either party's attorneys and accountants on a need-to-know-basis) without prior written consent of the other party. The receiving party's obligation hereunder shall extend for five (5) years following the disclosure of the Confidential Information.

         6.2 EXCLUSIONS. Confidential information shall not include any information that: (i) is at the time of disclosure or subsequently becomes available without the receiving party's breach of any obligations owed the disclosing party; (ii) became known to the receiving party prior to the disclosing party's disclosure of such information to the receiving party; (iii) became known to the receiving party from a source other than the disclosing party other than by the breach of an obligation of confidentiality owed to the disclosing party; or (iv) is independently developed by the receiving party.

7. WARRANTIES

         7.1 Torchmark warrants and represents that:

                  7.1.1 It has the full power to enter into this Agreement and make the assignments and license rights set forth herein;

                  7.1.2 It has not previously and will not grant any rights in the Software to any third party that are inconsistent with the rights granted to Dicom herein;

                  7.1.3 The Software does not infringe any copyright, trade secret, or other proprietary right held by any third party;

                  7.1.4 The Software does not knowingly infringe any patent held by any third party;

                  7.1.5 Torchmark will use best efforts to ensure that the Software contains no software viruses;

                  7.1.6 Torchmark has obtained Consultant Non-Disclosure and Confidentiality Agreements from all consultants, employees, programmers and all others who were involved in the development of the Software, true and complete copies of which are attached hereto as Exhibit B; and

                  7.1.7 EXCEPT FOR THOSE WARRANTIES PROVIDED IN THIS SECTION 7.1, TORCHMARK MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SOFTWARE. TORCHMARK EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         7.2 Dicom warrants and represents that:

                  7.2.1 It has the full power to enter into this Agreement and make the assignments and license rights set forth herein; and

                  7.2.2 It will not use, display, perform, reproduce, publish, license, transmit or otherwise distribute the Software in a field other than the Field of Dentistry unless authorized in writing by Torchmark to do so.

                  7.2.3 It, nor any of its employees or agents, will make any warranties or promises regarding the use of the Software other than those contained in the EULA. Any warranty offered by Dicom to an end customer must expressly state that Dicom is the party offering the warranty.





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8. INDEMNITY

         8.1 Torchmark agrees to indemnify, defend, and hold Dicom and its successors, officers, directors and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages, including attorneys' fees, (not including internal employee's wages) arising out of, or in connection with any claim arising out of Torchmark's breach of any representation, warranty or covenant contained in this Agreement or any claim arising out of any distribution of the Software.

         8.2 Dicom agrees to indemnify, defend, and hold Torchmark and its successors, officers, directors and employees harmless from any and all actions, causes of action, claims, demands, costs, liabilities, expenses and damages, including attorneys' fees, (not including internal employee's wages) arising out of, or in connection with any claim arising out of Dicom's breach of any representation, warranty or covenant contained in this Agreement.

9. TERM AND TERMINATION

         9.1 TERMINATION. Except as otherwise provided in this Section 9.1, this Agreement shall continue in effect until thirty years from the date of this Agreement. Upon expiration or termination of the Agreement, this License shall be null and void and all rights hereunder shall cease, except as otherwise provided in section 9.2.

         9.2 EFFECT OF TERMINATION.

                  9.2.1 In the event of expiration or termination of this Agreement for any reason, Sections 3.5, 6, 8, 9, 10 and 11 will survive.

                  9.2.2 Upon termination of this Agreement, Torchmark shall have no further obligations to deliver additional Software to Dicom and Dicom's license to use the Software previously delivered by Torchmark shall cease immediately. Licenses granted to end users by Dicom will survive termination of this Agreement.

                  9.2.3 Upon termination of this Agreement, each party shall promptly return to the other party (or destroy upon receipt of such party's written instruction) all copies of any confidential information of the other party then in its possession, custody or control, regardless of medium.



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10. LIMITATION OF LIABILITIES

EXCEPT FOR BREACHES OF SECTIONS 6 AND 8, NEITHER PARTY IS LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. GENERAL

         11.1 NOTICES. All notices and requests in connection with this Agreement are to be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

           To Torchmark:                        To Dicom:

           Torchmark Holdings                   Dicom, Inc.
           Attention:                           Attention: President
           Torchmark Holdings Limited           1350 E. Flamingo Road
           Box 303                              Suite 847
           164 Richmond Hills                   Las Vegas, NV 89119
           Providenciales
           Turks and Caicos Islands B.W.I.

           With a copy to:                      With a copy to:

           Gary J. Kocher, Esq.                 Jonathan Dariyanani
           Preston Gates & Ellis LLP            3100 Fulton St., Suite 4
           701 Fifth Avenue, Suite 5000         San Francisco, California 94118
           Seattle, Washington 98104            Tel: (415) 668-0371
           Tel: (206) 623-7580                  Fax: (415) 831-2232
           Fax: (206) 623-7022

or to such other address as a party may designate pursuant to this notice provision.



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         11.2 INDEPENDENT CONTRACTORS. Torchmark and Dicom are independent contractors of each other, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, or a joint venture between the parties.

         11.3 GOVERNING LAW. This Agreement is to be governed by the laws of the State of Nevada as though entered into between Nevada residents and to be performed entirely within the State of Nevada, and each party consents to jurisdiction and venue in the state and federal courts sitting in the State of Nevada. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

         11.4 NO ASSIGNMENT. This Agreement is binding upon and inures to the benefit of each party's respective successors and lawful assigns.

         11.5 MODIFICATIONS AND WAIVERS. No purported amendment, modification or waiver of any provision of this Agreement is binding unless set forth in a written document signed by all parties (in the case of amendments and modifications) or by the party to be charged (in the case of waivers). Any waiver is limited to the circumstance or event specifically referenced in the written waiver document and is not to be deemed a waiver of any other term or provision of this Agreement or of the same circumstance or event upon any recurrence of the waived activity.

         11.6 CONSTRUCTION. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. Failure by either party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party.

         11.7 ENTIRE AGREEMENT. This Agreement does not constitute an offer by Dicom and it is not effective until signed by both parties. This Agreement constitutes the entire agreement between the parties with respect to the Software and all other subject matter hereof and merges all prior and contemporaneous communications.




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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the
Effective Date written above.

DICOM                                                TORCHMARK

Dicom Imaging Systems, Inc.                          Torchmark Holdings


---------------------------                          ---------------------------
By (Sign)                                            By (Sign)


---------------------------                          ---------------------------
Name (Print)                                         Name (Print)


---------------------------                          ---------------------------
Title                                                Title


---------------------------                          ---------------------------
Date                                                 Date













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                                    EXHIBIT A

                             DESCRIPTION OF SOFTWARE

Product Descriptions

The core product, (Image Explorer) is a Windows based 32bit Dental Image archiving software that reads and writes Dicom images, as well as captures images from a variety of sources including but not limited to digital cameras, intra oral cameras, digital x-ray, e-mail, internet transfers, operating microscopes or any twain compliant device, and then stores them in a logical, easy to use electronic file cabinet. you can then access the images in the patient file for review, comparison, printing, and communication.. There are other modules that we have designed to enhance the ability of the Image Explorer software program. they are as follows:

IMAGE EDITOR: Allows the user to enhance the captured images without altering the image from its original state. This may include such actions as color enhancement, sharpen, soften, cropping, rotating and flipping to name a few.

LAB R/X: A lab module that optimizes communication between the dentist and the laboratory technician especially with respect to esthetic restorations, visually prescribing porcelain procedures to be performed by the lab. It provides the lab technician all the information necessary to create a quality product for the dentist and patient in an accurate and concise manner. Lab R/X generates an enhanced electronic prescription as either a print report or an electronic file. Lab R/X also provides the interface for the new "Dental Color Analyzer". This unit enables the dentist and lab to accurately color map teeth to the current shade guides. Lab R/X also gives the dentist the ability to color map the teeth manually through the use of a drop - down table that harbors the current tables of the shade guides.

DIGITAL X-RAY: An X-Ray module that allows the dentist to acquire x-ray images of the patient into Image Explorer via direct acquisition or by film scanning devices. The radiographic imaging tools allows the dentist to enhance the radiograph for improved diagnosis, measure areas of the radiograph, attach diagnostic notes, and communicate with colleagues via print or modem. If the dentist already has a digital X-Ray system, Image Explorer will allow the user to view, enhance, print, and communicate those existing images using the dentistry wide standard interface.

WHITENER: Whitener is an additional add on module to image explorer. Whitener is a VERY EASY TO USE module which quickly identifies the teeth in an image and lightens them to simulate a bleaching simulation. Tooth whitening or bleaching is one of the fastest growing procedures in dentistry and this module allows the patient to see what they can look like before committing to the procedure.

IMAGE ENHANCER: Image Enhancer's image manipulation tools show the patient what he or she could look like with an alteration to their smile before committing to the actual dentistry. The dentist can then send the patient's image to the laboratory along with the prescription so the technicians making the restoration will be able to view the proposed changes. This reduces remakes and provides a complete communication link between the patient, dentist and laboratory. With Image Enhancer the dentist can simulate a complete range of dental procedures including bleaching, bonding, veneers, implants, amalgam replacement and orthodontics.







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